Calculation of Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Senior Unsecured Notes	$100,000,000.00 *	$3,070.00
  The total Maximum Aggregate Offering Price of this issuance is $500,000,000. Registration fees on $400,000,000 of securities were previously paid on March 14, 2007. The Registrant is paying the registration fees on the remaining $100,000,000 of securities with this filing.

Amended Pricing Supplement

PROSPECTUS	Pricing Supplement Number: 4567
Dated March 29, 2006	Filed Pursuant to Rule 424(b)(3)
PROSPECTUS SUPPLEMENT	Dated March 15, 2007 (Originally dated March 12, 2007)
Dated March 29, 2006	Registration Statement: No. 333-132807

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Senior Unsecured Floating Rate Notes)
Issuer:	General Electric Capital Corporation
Ratings:	Aaa/AAA
Trade Date:	March 12, 2007
Settlement Date (Original Issue Date):	March 15, 2007
Maturity Date:	January 26, 2011
Principal Amount:	US$500,000,000
Price to Public (Issue Price):	100.000%
Agents Commission:	0.120%
All-in Price:	99.880%
Accrued Interest:	$3,606,076.39
Net Proceeds to Issuer:	$503,006,076.39
Interest Rate Basis (Benchmark):	Federal Funds Open
Index Currency:	U.S. Dollars
Spread (plus or minus):	Plus 0.15%
Index Maturity:	Overnight
Interest Payment Period:	Quarterly
Interest Payment Dates:	Quarterly on the 26th of each January, April, July and October, commencing April 26, 2007 and ending on the Maturity Date

Page 2
Filed Pursuant to Rule 424(b)(3)
Dated March 15, 2007 (Originally dated March 12, 2007)
Registration Statement: No. 333-132807

Initial Interest Rate:	Described as in "Additional Terms-Interest" below
Interest Reset Periods and Dates:

Daily, on each Business Day provided that the Federal Funds Open Rate in effect for any day that is not a Business Day shall be the Federal Funds Open Rate in effect for the prior Business Day. See "Additional Terms_Interest" below.

Interest Determination Date:	On Each Interest Reset Date
Day Count Convention:	Actual/360
Denominations:	Minimum of $1,000 with increments of $1,000 thereafter
Call Notice Period:	None
Put Dates (if any):	None
Put Notice Period:	None
CUSIP:	36962G2D5
ISIN:	US36962G2D59
Common Code:	028517475

Investing in the Notes involves risks. See "Risks of Foreign Currency Notes and Indexed Notes" on page 2 of the accompanying prospectus supplement and "Risk Factors" on page 2 of the accompanying prospectus.

Additional Information:

Reopening of Issue

The Notes are intended to be fully fungible and be consolidated and form a single issue for all purposes with the Issuers issue of US$500,000,000 principal amount of Global Medium-Term Notes Due January 26, 2011 as described in the Issuers pricing supplement number 4516 dated January 23, 2007.

Plan of Distribution:

The Notes are being purchased by the underwriters listed below (collectively, the "Underwriters"), as principal, at 100.000% of the aggregate principal amount less an underwriting discount equal to 0.120% of the principal amount of the Notes.
Institution Lead Manager:	Commitment
Banc of America Securities LLC	$400,000,000
J.P. Morgan Securities Inc.	$100,000,000
Total	$500,000,000

Page 3
Filed Pursuant to Rule 424(b)(3)
Dated March 15, 2007 (Originally dated March 12, 2007)
Registration Statement: No. 333-132807

The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Additional Terms:

Interest

The interest rate applicable to each Interest Reset Period will equal the Federal Funds Open Rate (as defined below) plus the Spread set forth above.

The "Federal Funds Open Rate" for an Interest Determination Date will be the rate for that day under the heading "Federal Funds" for the relevant Index Maturity and opposite the caption "Open" as such rate is displayed on Moneyline Telerate Page 5.

If on a Calculation Date for an Interest Period such rate for an Interest Determination Date in that Interest Period does not appear on Moneyline Telerate Page 5, the rate for the Interest Determination Date will be the rate for that day displayed on FFPREBON Index page on Bloomberg which is the Fed Funds Opening Rate as reported by Prebon Yamane (or a successor) on Bloomberg.

If on a Calculation Date for an Interest Period such rate for an Interest Determination Date in that Interest Period does not appear on Moneyline Telerate Page 5 or FFPREBON Index page on Bloomberg, the rate for such Interest Determination Date will be the arithmetic mean of the rates for the last transaction in overnight U.S. Dollar Federal Funds prior to 9.00 am, New York City time, on that day arranged by three brokers of Federal Funds transactions in New York City as selected by the Calculation Agent.

Additional Information:

At December 31, 2006, the Company had outstanding indebtedness totaling $425.713 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at December 31, 2006, excluding subordinated notes payable after one year, was equal to $420.811 billion.

Consolidated Ratio of Earnings to Fixed Charges

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:
Year Ended December 31,
2002	2003	2004	2005	2006
1.43	1.77	1.87	1.70	1.64

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges.

Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Issuer believes is a reasonable approximation of the interest factor of such rentals.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.